EXHIBIT 12

                CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

     The following unaudited tables present the consolidated ratios of earnings to fixed charges of the Company along with that of Horizon and on a combined basis. The consolidated ratio of earnings to fixed charges has been computed by dividing income before income taxes and fixed charges by fixed charges. Fixed charges represent all interest expense (ratios are presented both excluding and including interest on deposits). Interest expense (other than on deposits) includes interest on borrowed funds, federal funds purchased and securities sold under agreements to repurchase, trust preferred securities outstanding, and other funds borrowed. The first table presents the consolidated ratios of earnings to fixed charges on a historical basis for the Company. The second table presents the consolidated ratios of earnings to fixed charges for the Company and Horizon on a combined basis, along with the pro forma effect assuming the Capital Securities were outstanding for the six months ended June 30, 1998 and the year ended December 31, 1997.


                                               For the Six
                                               Months Ended
                                                 June 30,                  For the Year Ended December 31,
                                             ----------------       ---------------------------------------------

Earnings   to  Fixed   Charges   -  City     1998        1997       1997      1996      1995      1994      1993
Holding (Historical)                         ----        ----       ----      ----      ----      ----      ----
Including interest on deposits...              1.38x      1.45x    1.44x      1.40x     1.38x     1.46x    1.49x
Excluding interest on deposits...              2.46       2.98     2.68       2.57      3.01      6.10    13.07




                                        For the Six
                                         Months Ended
                                           June 30,                              For the Year Ended December 31,
                                    --------------------------  ------------------------------------------------------------------

                                              1998                           1997
Earnings  to  Fixed Charges -      1998       Pro      1997         1997      Pro      1996         1995         1994       1993
City Holding                   Combined(1) Forma(2) Combined(1) Combined(1) Forma(2) Combined(1) Combined(1) Combined(1) Combined(1)
and Horizon Combined              ------      -----    ------     ------     -----     ------       ------      ------     ------
Including interest on deposits..    1.48x      x       1.56x        1.54x       x      1.48x       1.50x      1.57x       1.54x
Excluding interest on deposits..    3.66               4.80         4.15               4.07        5.24      10.11       18.13


(1) Includes the Company and Horizon combined as though the merger was in effect during the periods presented.

(2) Gives pro forma effect assuming the Capital Securities were outstanding during the periods indicated.

